Exhibit 10.8

Interim Services Agreement

September 23, 2021

John Moretz, Chairman of the Board

Neptune Wellness Solutions, Inc.

545 Promenade Du Centropolis

Suite 100

Laval A8 H7T 0A3

Canada

Via email: j.moretz@neptunecorp.com

Dear John:

CSuite Financial Partners (“CSuite”) is pleased that Neptune Wellness Solutions, Inc., a corporation organized under the laws of Quebec, (“Neptune,” “Company,” “you” or “your”) has selected CSuite to provide you with an Interim Chief Financial Officer. The services (the “Services”) are summarized in this letter agreement and Exhibit A attached hereto and incorporated herein (collectively, the “Agreement”) and will be performed by Randy Weaver (the “Resource). The Services will begin on or about September 27, 2021.

Engagement. The Resource will be a mutually approved CSuite partner or employee, qualified to perform the Services. CSuite will be solely responsible for determining the terms and payment of compensation and benefits for the Resource. You will be solely responsible for providing the Resource day-to-day supervision and direction necessary for the successful and timely completion of the Services. CSuite will have no oversight, control, or authority over the Resource with respect to the Services. Company acknowledges that it is solely responsible for determining the sufficiency of the Services for its purposes. The Company will designate Michael Cammarata, CEO, to be responsible for overseeing and reviewing the Services and the Resource will report directly to such designated individual during the course of this engagement.

Services. The Company hereby engages CSuite and the Resource to provide Services to the Company and the Company’s subsidiaries. Resource shall devote substantially all his working time and efforts to the business and affairs of the Company and its affiliates and understands that as the Chief Financial Officer of a publicly traded corporation, Resource is an officer of the Company and as such, owes a fiduciary duty to the Company and its shareholders and for compliance with US and Canadian securities laws and regulations, including, without limitation, compliance with Sarbanes Oxley and the signing by Resource as CFO of the Company’s securities filings. Resource further understands and agrees that his duties include the following:

(a)

Resource will consult on various accounting and financial reporting matters with the Company’s Board of Directors, the officers of the Company, and the Company’s administrative staff, at reasonable times, and will act as an external CFO providing the Company with the necessary support to complete the financial reporting responsibilities of the Company, to the reasonable satisfaction of the Company. Resource shall have such authority and power, and responsibilities, as are customary for the position of CFO, including, without limitation, being authorized to sign, along with at least one of such person designated by the Board of Directors of the Company (the “Board”), for and on behalf of the Company, all checks and negotiable instruments and all other documents required or that may be required, from time to time, by banking institutions as well as being appointed to do business with Computershare Investor Services on behalf of the Company;

(b)

Resource shall be responsible for the accuracy of the Company’s financial results, including reviewing interim and annual financial statements and preparation for the Company’s year-end audit of its financial statements;

(c)	Negotiation, review, execution and approval of contracts with employees, consultants and third parties; and

(d)	Resource may have additional duties as determined by the Board from time to time, consistent with the foregoing.

Fee. You will pay CSuite an hourly fee of $225.00 USD.

As a condition to providing the Services, CSuite requires a security deposit of $15,000 (the “Deposit”), which will only be used by us under the limited circumstances described on Exhibit A. The Deposit is due upon the execution of this Agreement.

If the Resource is traveling to the Company for work, his hourly rate shall be billed at 50%.

Hiring Fees. You may hire the Resource at any time as your employee during the term of this engagement. The placement fee due upon hiring the Resource is 25% of the new employee’s starting base.

Expenses. You will reimburse the Resource directly for all reasonable and customary travel and out-of- pocket expenses incurred in connection with this Agreement.

Compliance with Policies and Laws. Resource shall abide by all the Company’s policies and procedures, including without limitation Company’s code of business conduct and ethics. Resource will comply, with all laws applicable to the Company, including without limitation securities laws and regulations.

CSuite appreciates the opportunity to serve you and believes this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. CSuite would be pleased to discuss this Agreement with you at your convenience.

If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,	Accepted & agreed:
Neptune Wellness Solution, Inc.

/s/ Arthur J. Cohen

	Sign:	/s/ John Moretz
Arthur J. Cohen
Founder, National Managing Partner

	Name:	John Moretz, Chairman of the Board

	Date:	September 23, 2021

316 44th St. • Manhattan Beach, CA 90266 • www.CSuiteFinancialPartners.com

RATIFICATION AND CONSENT

I, Randy Weaver, have read and am familiar with all the terms of the foregoing Interim Services Agreement (the “Agreement”) and in order to induce the parties to enter into said Agreement, I consent to the execution thereof, ratify and confirm in my individual capacity all terms and conditions thereof, agree to be bound by all terms and conditions thereof that relate to me as an individual and agree that I shall render all services and perform all obligations as are necessary to enable CSuite Financial Partners and to comply with their obligations under said Agreement.

Dated 9/23/2021	/s/ Randy Weaver
Randy Weaver

316 44th St. • Manhattan Beach, CA 90266 • www.CSuiteFinancialPartners.com

Exhibit A

Interim Services Agreement Standard Terms and Conditions

1. Payment Terms. CSuite will prepare invoices in arrears on the 1st and 16th of the month. Payments to CSuite shall be made within five (5) days of receipt of invoice by check or by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by CSuite from time to time in its sole and absolute discretion. Any amounts not paid when due will be immediately assessed a service charge equal to the lesser of (i) one and one-half percent (1.5%) or (ii) the maximum amount allowed under applicable law with a similar charge assessed every ensuing thirty (30) day period until such amounts are paid in full.

2. Deposit. In the event of a breach of this Agreement by the Company, CSuite will be entitled to apply the Deposit to its or the Resource’s damages resulting from such breach. Upon the expiration or termination of this Agreement, CSuite will return to the Company the balance of the Deposit remaining after application of any amounts to damages.

3. Effective Dates. This Agreement will be effective as of the earlier of (i) the date CSuite begins providing Services to the Company, and (ii) date hereof.

4. Termination. Either party may terminate this Agreement by providing the other party a minimum of five

(5) days written notice. CSuite will continue to provide, and the Company will continue to pay for, the Services until the effective date of such termination; provided, however, that in the event CSuite terminates this Agreement, CSuite will ensure that Resource will continue to provide CFO services to the Company (which the Company shall pay for in accordance with the terms hereof), if requested by the Company, for a period of 30 days from the date it provides such notice..

Notwithstanding the foregoing, CSuite may terminate this Agreement immediately upon written notice to the Company if: (i) the Company is engaged in or asks CSuite or any Resource to engage in or ignore any illegal or unethical activity, or (ii) the Company fails to pay any amounts due to us under the Agreement when due, and the Company may terminate this Agreement immediately upon written notice to the CSuite if: (i) the Resource is engaged in or asks the Company or any of its employees, directors or affiliates to engage in or ignore any illegal or unethical activity.. In the event that the Resource ceases to be a Partner or employee of CSuite, or becomes incapacitated in a manner that renders the Resource unable to provide materials Services, upon the mutual agreement of the parties, the Resource may be replaced by another CSuite professional.

5. Hiring the Resource after Termination of the Agreement. If, within the twelve (12) month period following the termination or expiration of this Agreement, Company or any of its parents, subsidiaries or affiliates employs any Resource, or engages any Resource as an independent contractor (collectively, the “Retention”), Company will promptly pay CSuite a placement fee in an amount equal to twenty-five percent (25%) of CSuite’s Annualized Fees (as defined below) within 30 days of the Retention. For purposes herein, “Annualized Fees” means the annualized base compensation if hired as an employee.

6. Warranties and Disclaimers. Except as otherwise expressly set forth herein, it is understood that CSuite does not have any obligation, contractual or otherwise, to Company other than to provide the Services using commercially reasonable efforts in accordance with industry standards. CSuite disclaims all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, CSuite makes no representation or warranty with respect to the Resource or the Services provided hereunder, and understands that the Resource will report to and take instructions from the Company CEO and will not be responsible for any action

316 44th St. • Manhattan Beach, CA 90266 • www.CSuiteFinancialPartners.com

taken by you in following or declining to follow any of the Resource’s advice or recommendations. The Services provided by CSuite and the Resource hereunder are for the sole benefit of Company and not any third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls. It is incumbent on you to report any unsatisfactory performance of the Resource on a timely basis. If you are unsatisfied with the performance of the Resource, you may terminate the Resource or seek a replacement Resource. All services performed up through the notification of unsatisfactory performance will be considered valid and collectible.

7. Limitation of Liability and Indemnity.

(a) CSuite’s liability in any and all categories and for any and all causes arising under this Agreement, or in any way related to this Agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to CSuite over the previous two (2) months of the Agreement. In no event will CSuite be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, you must assert any claim against CSuite within three (3) months after discovery or sixty (60) days after the termination or expiration of the applicable Schedule under which the liability arises, whichever is earlier.

(b) You agree to indemnify CSuite and the Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in any way out of the provision of services to you pursuant to this Agreement.

8. Directors and Officers Insurance. During the term of this Agreement, Company will provide directors and officers liability insurance coverage for the Resource serving as an officer or executive of Company at no additional cost to CSuite or the Resource. Furthermore, Company will maintain such insurance coverage with respect to occurrences arising during the term of this Agreement for at least five (5) years following the termination or expiration of the Agreement or will purchase a directors and officers extended reporting period or “tail” policy to cover the Resource for such five (5) year period. Company’s directors and officers’ insurance must be primary and non-contributory. Upon the execution of this Agreement and at any other time requested by CSuite, Company will provide CSuite a certificate of insurance evidencing that Company is in compliance with the requirements of this paragraph.

9. Governing Law, Arbitration, and Witness Fees.

(a) This Agreement will be governed by the laws of the State of California, without regard to conflicts of laws provisions.

(b) All controversies, disputes or proceedings between the parties arising out of or related to this Agreement or the relationship of the Parties under this Agreement irrespective of the type of claim, shall be determined by binding arbitration under expedited procedures set forth in JAMS Comprehensive Arbitration Rules and Procedures as those rules exist on the effective date of this Agreement, including Rules 16.1 and 16.2 of those Rules. A Party may initiate an arbitration proceeding by sending written notice of such to the other Party (the “Arbitration Demand”). That notice shall specify the nature of the dispute. The arbitration shall be held in Los Angeles County, California and administered by JAMS’ nearest office. All disputes relating to discovery which cannot immediately be resolved by the Parties to the dispute shall be submitted to the arbitrator for an expedited ruling. The arbitration shall be conducted by a single arbitrator mutually acceptable to the Parties to the dispute. If the Parties to the dispute are unable to agree upon a single arbitrator within twenty (20) days of receipt of an Arbitration Demand, then the arbitration shall be conducted by a single arbitrator appointed by JAMS in accordance

316 44th St. • Manhattan Beach, CA 90266 • www.CSuiteFinancialPartners.com

with its rules. Notwithstanding any of the foregoing, the arbitrator may not award any incidental, indirect, consequential or punitive damages, which includes, but is not limited to, damages for lost profits. The decision of the arbitrator shall be final and binding on all parties.

(c) If the Resource is requested or authorized by Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against Company or by Company against a third party, and at the time, this Agreement is terminated, Company will, so long as CSuite is not a party to the proceeding for which the information is sought, reimburse CSuite for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests.

10. Miscellaneous.

(a) This Agreement is the entire agreement between the parties for professional services and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b) If any portion of this Agreement is found to be invalid or unenforceable, such provision will be severed from the remainder of this Agreement and will not cause the invalidity or un-enforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a material portion of its bargain.

(c) Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, pandemic, labor dispute, or other cause beyond such party’s reasonable control.

(d) Company may not assign its rights or obligations under this Agreement without the express written consent of CSuite.

(e) Company agrees to reimburse CSuite for all legal fees, costs and expenses (including cost of appeal or petitions) incurred by CSuite related to the interpretation, enforcement or collection of any amounts due under this Agreement.

316 44th St. • Manhattan Beach, CA 90266 • www.CSuiteFinancialPartners.com